    As filed with the Securities and Exchange Commission on August 27, 1996
                                                       Registration No.
                                                                       ---------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                           -----------------------

                                  FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         --------------------------

                            HARBINGER CORPORATION
             (Exact name of issuer as specified in its charter)


           GEORGIA                                          58-1817306
   (State of Incorporation)              (I.R.S. Employer Identification Number)

                           1055 LENOX PARK BOULEVARD
                            ATLANTA, GEORGIA  30319
                                 (404) 841-4334
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices
                        and principal place of business)

                     ------------------------------------

                                 C. TYCHO HOWLE
                            CHIEF EXECUTIVE OFFICER
                             HARBINGER CORPORATION
                           1055 LENOX PARK BOULEVARD
                            ATLANTA, GEORGIA  30319
                                 (404) 841-4334
                              (404) 841-4399 (FAX)
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                              JOHN C. YATES, ESQ.
                           LARRY W. SHACKELFORD, ESQ.
                        MORRIS, MANNING & MARTIN, L.L.P.
                         1600 ATLANTA FINANCIAL CENTER
                           3343 PEACHTREE ROAD, N.E.
                            ATLANTA, GEORGIA  30326
                                 (404) 233-7000
                              (404) 365-9532 (FAX)

                    -------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

         If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                           Amount          Proposed maximum       Proposed maximum        Amount of
 Title of each class of securities         to be          offering price per     aggregate offering     registration
          to be registered               registered            share (1)             price (1)               fee
- ----------------------------------------------------------------------------------------------------------------------
 Common Stock, $.0001 par value        743,125 shares           $25.75             $19,135,468.75         $6,598.44
======================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of registration fee, based upon the average of the high and low prices reported on August 21, 1996, as reported on the Nasdaq Stock Market.

                    --------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                 The Index to Exhibits is located at Page II-5.

PROSPECTUS
                                 743,125 SHARES
                                [HARBINGER LOGO]
                                  COMMON STOCK
                                ---------------

         This Prospectus relates to up to 743,125 shares of common stock (the "Shares") of Harbinger Corporation, a Georgia corporation (the "Company"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not directly receive any of the proceeds from the sale of the Shares, but may benefit indirectly from the sale of certain of the Shares. See "Risk Factors
- -- SSA Relationship."

         The Shares being registered were issued in connection with the acquisitions (the "Acquisitions") of substantially all of the assets of each of INOVIS GmbH & Co. computergestutze Informationssysteme ("INOVIS") and NTEX Holding B.V. ("NTEX") by the Company, the acquisition of certain minority interests in Harbinger NV, and the acquisition of certain assets from System Software Associates, Inc. ("SSA"). Pursuant to the terms of the Acquisitions, the Company agreed to register the Shares received by each Selling Shareholder in connection with the Acquisitions.

         The Company has been advised by each Selling Shareholder that he expects to offer his Shares through brokers or dealers to be selected by him from time to time. The Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Shareholder may pledge all or a portion of the Shares owned by him as collateral in loan transactions. Upon default by such Selling Shareholder the pledgee in such loan transaction would have the same rights of sale as such Selling Shareholder under this Prospectus to the extent it remains part of an effective registration statement. Each Selling Shareholder may also transfer Shares owned by him by gift and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Shareholder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The Shares are traded on the Nasdaq Stock Market. The average of the high and low prices of the Shares as reported on the Nasdaq Stock Market on August 21, 1996, was $25.75 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================================================
                                       Price to              Underwriting Discounts and        Proceeds to Selling
                                        Public                     Commissions (1)               Shareholders (2)
- -----------------------------------------------------------------------------------------------------------------------
         Per Share. . . .               $25.75                          $.64                          $25.11

         Total . . . . . .          $19,135,468.75                   $478,386.72                  $18,657,082.03
=======================================================================================================================

(1)  Estimated brokerage commissions to be paid by selling shareholders.
(2) Before deducting estimated expenses of the offering estimated at $36,598.44, all of which will be paid by the Company.


                                ---------------

               THE DATE OF THIS PROSPECTUS IS AUGUST ____, 1996.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants which file electronically with the Commission at http:\\www.sec.gov. The Company's common stock is listed on the Nasdaq Stock Market. In addition to the addresses listed above, reports, proxy statements, and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

         2.      The Company's Proxy Statement dated May 8, 1996.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         5. The description of the Common Stock of the Company which is contained in the Company's Form 8-A/A Amendment No. 1 dated August 21, 1995, as incorporated by reference therein from the Company's Pre-Effective Amendment No. 4 to its Registration Statement on Form S-1 dated August 18, 1995.

         6. The Company's Current Report on Form 8-K/A Amendment No. 1 dated December 26, 1995, and filed January 24, 1996.

         7. The Company's Current Report on Form 8-K dated January 2, 1996, and filed on January 3, 1996.

         8. The Company's Current Report on Form 8-K dated April 4, 1996, and filed on April 18, 1996, as amended by it's Current Report on Form 8-K/A Amendment No. 1 dated April 4, 1996, and filed June 17, 1996.

         9. The Company's Current Report on Form 8-K dated April 19, 1996, and filed on May 2, 1996, as amended by it's Current Report on Form 8-K/A Amendment No. 1 dated April 19, 1996, and filed July 1, 1996.

         10. The Company's Current Report on Form 8-K dated April 20, 1996, and filed on May 3, 1996, as amended by it's Current Report on Form 8-K/A Amendment No. 1 dated April 20, 1996, and filed July 2, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investor Relations Department, Harbinger Corporation, 1055 Lenox Park Boulevard, Atlanta, Georgia 30319, telephone number (404) 841-4334.

         This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the 1933 Act, with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                  THE COMPANY

         Harbinger Corporation ("Harbinger" or the "Company") develops, markets and supports software products worldwide and provides computer communications network and consulting services which enable businesses to engage in electronic commerce. Businesses exchange information and documents and complete business transactions through electronic commerce, which includes electronic data interchange (EDI), electronic mail (E-Mail), electronic funds transfer (EFT), electronic forms, bulletin boards and electronic catalogue services. The Company's objective is to be a leading worldwide provider of electronic commerce products and services to businesses by offering comprehensive, customizable, standards-based electronic commerce solutions. Harbinger offers software products that operate on multiple computer platforms, a secure and reliable computer network to facilitate the transmission of business information and transactions, and value-added products and services to enable businesses of all sizes to maximize the number and value of their electronic trading relationships. The Company's products and services facilitate electronic commerce by businesses and financial institutions by providing the ability to electronically transmit and receive routine business information and documents in a standard format. The Harbinger value-added network (VAN) serves as an electronic communications link for computer systems by receiving, storing and forwarding electronically transmitted business documents and data for re-transmission in a form that can be received and interpreted by the computer of another commercial business. Harbinger facilitates the electronic link to its computer communications network through the sale of electronic commerce software packages for use in a broad range of computing environments, including DOS, Windows, Windows NT, UNIX, IBM AS/400 midrange and IBM MVS mainframe platforms. The Company's principal executive offices are located at 1055 Lenox Park Boulevard, Atlanta, Georgia 30319 and its telephone number is (404) 841-4334.

                                  RISK FACTORS

         Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results. The Company's quarterly operating results have in the past and may in the future vary or decrease significantly depending on factors such as revenue from software sales, the timing of new product and service announcements, changes in pricing policies by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products, the size and timing of significant orders, changes in operating expenses, changes in Company strategy, personnel changes, the introduction of alternative technologies, the effect of potential acquisitions and general economic factors. The Company has limited or no control over many of these factors.
The Company has experienced losses in the past, and at June 30, 1996, had an accumulated deficit of approximately $14.1 million. The Company operates with virtually no network services or software product order backlog because its network services are purchased on demand and its software products typically are shipped shortly after orders are received. As a result, revenues in any quarter are substantially dependent on the quantity of purchases of services requested and product orders received in that quarter. Quarterly revenues also are difficult to forecast because the market for electronic commerce and EDI software products is rapidly evolving and the Company's revenues in any period are significantly affected by the announcements and product offerings of the Company's competitors as well as alternative technologies. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results are likely to be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock will likely be adversely affected.

         The Company recognizes revenues for its software products at the time of installation in the case of PC-based EDI software and upon the later of shipment or fulfillment of all significant post-contract vendor obligations in the case of other software products. Customers using the Company's PC products are permitted to return products after delivery for a specified period, generally 60 days. The Company generally has experienced returns of approximately 20% of the PC product sales, and the Company records revenues after a deduction for estimated returns. Any material increase in the Company's return experience could have an adverse effect on its operating results.

         Investment in Harbinger NET Services. The Company has invested $8.4 million to date in Harbinger NET Services, LLC ("HNS"). HNS was established in 1995, has had no substantial revenues, and has incurred and is expected to continue producing substantial losses in its initial years of operations. It is expected that into 1997 the Company will report its interest in the income or losses of HNS by the equity method of accounting and will provide any summarized financial information concerning HNS and separate audited financial statements of HNS as may be required by applicable accounting rules and regulations. The Company's interest in HNS's losses have and will continue to reduce the Company's operating and net income and may cause the Company to report losses in future periods. Depending on operating results in the next year, it is anticipated that HNS will require additional financing in future periods. There can be no assurance that this additional financing will be available or that this financing will not dilute or otherwise affect the Company's interest in HNS.

         HNS was organized to develop software products and provide related services for conducting electronic commerce over the Internet. There can be no assurance that HNS will overcome the substantial technological issues that will be faced in developing acceptable technologies for conducting electronic commerce over the Internet. These technological issues include the ability to provide secure communication of commercial data over the Internet by encryption or other means, and the ability to assure the integrity, accuracy and reliability of data sent and received over the Internet. HNS will face other significant risks inherent in a start-up enterprise, including the likelihood of significant operating losses, risk of product development and market acceptance, intense competition, risk of the effect of technological change on the introduction of new products and technologies, and the likelihood of the need for substantial equity capital in addition to the capital already invested by the Company. The Company's investment in HNS involves considerable risk and the Company may lose its entire investment in HNS.

         The Company has several agreements with HNS governing certain transactions between them, including the use of personnel, the management and operation of HNS, the use by HNS of the Company's products and services, the Company's right to license and distribute HNS products, if any, derived from the Company's products and the payment by HNS and the Company of royalties and other amounts. There is no assurance that the Company will receive ongoing royalties or other fees from HNS, that the Company will be able to license and distribute the products developed by HNS, or that the agreements with HNS will continue in effect. The Company's revenues and business could be adversely affected by the development of the electronic commerce business over the Internet by HNS. There is no assurance that the Company's contractual relationships with HNS or ownership interest in HNS will compensate for any such adverse effect.

         The Operating Agreement among the Company, HNS and its shareholders grants certain designated shareholders, presently including the Company and BellSouth Corporation ("BellSouth"), the right after December 1, 1996 to initiate a buy-sell procedure with respect to the shares owned by such designated shareholders. Under this buy-sell arrangement, any such designated shareholder may offer to buy or sell the HNS shares held by the other designated shareholders at a specified price, in which case the other designated shareholders will be required either to buy or sell their shares. Under this arrangement, the Company could be required to make a decision whether to sell its HNS shares or to purchase the HNS shares held by other designated shareholders at a point in time when the Company has insufficient funds to purchase such HNS shares. Upon such occurrence, and if the Company desires to purchase HNS shares from the designated shareholders, there is no assurance the Company will be able to obtain financing on acceptable terms and, in such case, the Company could be required to sell its HNS shares on terms which would otherwise be unacceptable to the Company. The Company is restricted in its ability to transfer its HNS shares outside of this buy-sell arrangement, and may not transfer its HNS common shares without the approval of all of the members of the Board of Managers of HNS and the approval of the holders of at least 50% of the outstanding HNS common shares, excluding the shares proposed to be transferred.

         Although the Company owns approximately 70% of the equity of HNS (assuming conversion of the BellSouth Debenture and the exercise of outstanding HNS options), the Company does not control the business and operations of HNS. Until January 1, 1997, the Company has the right to appoint only a minority of the members of the Board of Managers of HNS, and the Board of Managers has broad rights regarding the operation and direction of the business of HNS.
Even if the Company ultimately controls the Board of Managers, the Board of Managers will have an obligation to act in the best interest of HNS. Consequently, it is possible that HNS will make business decisions that may be adverse to the interests of the Company. Several executive officers of the Company also are executive officers of HNS, have a direct equity investment in HNS, and devote a substantial portion of their time to the business and affairs of HNS. These relationships divert their time and attention from the Company's affairs and could give rise to potential conflicting interests.

         Because the Company owns approximately a 70% of the equity interest in HNS (assuming conversion of the BellSouth Debenture and the exercise of outstanding HNS options), the Company and its shareholders will only realize benefits from the Company's investment in HNS proportionate with its equity interest. Additional funding which may be required in the future to support HNS could dilute or otherwise affect the Company's equity interest in HNS. Accordingly, shareholders in the Company should recognize that they will not directly share in 100% of any profits or increase in the value of the Company's equity interest in HNS, and a portion of any such profit and increase in value will be realized by the other investors in HNS, including certain officers, directors and existing shareholders of the Company.

         Integration of Recent Acquisitions; Risks of Potential Future Acquisitions. There can be no assurance that the Company can successfully assimilate its operations and integrate its software products with the operations, software products and technologies recently acquired in the NTEX, INOVIS and Harbinger NV acquisitions. Any delay in such integration could result in loss of product revenues and have a material adverse effect on the Company. Similar operations and software integration problems may arise if the Company undertakes future acquisitions.

         The Company may in the future pursue additional acquisitions of complementary products, technologies or businesses. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of in-process product development and capitalized product costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company. Future acquisitions will involve numerous additional risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has little or no direct prior experience, and the potential loss of key employees of the acquired company.

         Investment in Harbinger NV, NTEX and INOVIS. The Company believes that its continued growth and profitability will require expansion of its international revenues. This expansion will require financial resources and significant management attention, particularly by certain members of the management of the Company who are officers of or provide assistance to Harbinger NV, NTEX and INOVIS (the "International Subsidiaries"). The Company may need to make additional loans to or investments in the International Subsidiaries for working capital purposes or to fund acquisitions of complementary products, technologies or businesses. Each of the International Subsidiaries has experienced significant operating losses to date. To the extent that the International Subsidiaries are unable to penetrate international markets in a timely and profitable manner, the Company's growth, if any, in international sales will be limited, and the Company could be materially adversely affected. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products.

         SSA Relationship. Under its Alliance Agreement with System Software Associates, Inc. ("SSA"), the Company granted licenses to SSA to use and sell certain software products of the Company in return for royalty payments. The SSA Alliance Agreement establishes minimum royalty payments which must be made by SSA. In connection with the inclusion of the Shares being offered by SSA in this offering, SSA has agreed to apply the proceeds of the sale of up to 275,000 of such Shares to the payment of the minimum royalties as due under the Alliance Agreement. Nevertheless, there is no assurance that the proceeds from the sale of the Shares being offered by SSA in this offering will be sufficient to satisfy the minimum royalties or that any royalties in excess of the minimum will ever be paid.

         The Internet. The Internet, which is an interconnected global network of computer networks linked together through a common protocol, provides a potential alternative means of providing electronic commerce to business trading partners. The market for Internet software and services is both emerging and highly competitive, ranging from small companies with limited resources such as HNS to large companies with substantially greater financial, technical and marketing resources than the Company and HNS. The Company believes that existing competitors are likely to expand the range of their electronic commerce services to include Internet services. Moreover, new competitors, which may include telephone companies and media companies, are likely to increase the provision of business-to-business data transmission services using the Internet. Use of the Internet for business-to-business electronic commerce services raises numerous issues that, to the knowledge of the Company, have yet to be satisfactorily resolved. Such issues include reliability, data security and data integrity. If the Internet becomes an accepted method of electronic commerce, the Company could lose network customers which would reduce recurring revenue from network services and have a material adverse effect on the Company. There can be no assurance that the Company's interest in or contractual relationships with HNS will compensate for any adverse effect resulting from the adoption of the Internet as an accepted alternative for electronic commerce transmissions.

         Intense Competition. The electronic commerce, EDI and network services and products businesses are intensely competitive and the Company has many competitors with substantially greater financial, marketing, personnel and technological resources than the Company. Other companies offer products and services that may be considered by customers to be acceptable alternatives to the Company's products and services. Certain companies also operate private computer networks for transacting business with their trading partners. It is expected that other companies may develop and implement similar computer-to-computer networks, some of which may be "public" networks such as the Company's and others may be "private," providing services only to a specific group of trading partners, thereby reducing the Company's ability to increase sales of its network services. In addition, several companies offer PC-based, UNIX, midrange and mainframe computer software products which compete with the Company's software products. Advanced operating systems, such as Microsoft's Windows 95, also may offer electronic commerce functions that limit the Company's ability to sell its software products. The Company believes that the continuing acceptance of electronic commerce and EDI will attract new competitors, including software applications and operating systems companies that may bundle electronic commerce solutions with their programs, and alternative technologies that may be more sophisticated and cost effective than the Company's products and services. Competitive companies may offer certain electronic commerce products or services, such as communications software or network transactional services, at no charge or a deeply discounted charge, in order to obtain the sale of other products or services. Since the Company's agreements with its network subscribers are terminable upon 30 days' notice, the Company does not have the contractual right to prevent its customers from changing to a competing network.

         Technological Change; Dependence on New Products. The electronic commerce and EDI software markets are characterized by rapid technological change, frequent new product introductions and evolving industry standards.
The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in network and product technologies, enhance its current products and network services, and develop and introduce new products on a timely basis that keep pace with technological developments. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products or network services that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or services, or that its new products and services, and the enhancements thereto, will adequately meet the requirements of the marketplace and achieve market acceptance. In the past, the Company has experienced delays in the commencement of commercial shipments of new products and enhancements, resulting in delays or loss of product revenues. Such delays may result in additional and unexpected expenses to fund product development or to add programming personnel to complete a development project, and will reduce revenue because of the inability to sell the new product on a timely basis and the adverse impact that such delay may have on the demand for existing products. Any delay in the introduction of new products, or the failure of such products or services to achieve market acceptance, will have a material adverse effect on the Company.

         Dependence on Key Management and Personnel. The Company's success is largely dependent upon its executive officers, the loss of one or more of whom could have a material adverse effect on the Company. The future success of the Company will depend in large part upon its ability to attract and retain talented and qualified personnel. In particular, the Company believes that it will be important for the Company to hire experienced product development personnel. Competition in the recruitment of highly-qualified personnel in the computer software and electronic commerce industries is intense. The inability of the Company to locate and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company can retain its key employees or that it can attract qualified personnel in the future. The Company currently carries key-person life insurance policies on the lives of Messrs. Howle and Leach, and one other officer of the Company.

         Management of the Company, including Messrs. Howle, Leach, Davis, Katz and Meeker, are also involved in the management of HNS, thereby reducing the amount of time that these persons expend directly on behalf of the Company.

         Risks of Product Development. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or when new versions are released. If software errors are discovered after introduction, the Company could experience delays or lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability to sell the new product on a timely basis, any one or more of which could have a material adverse effect on the Company.

         Limited Protection of Proprietary Technology; Risks of Infringement. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company presently has one patent for an electronic document interchange test facility and patent applications pending for an EDI communication system. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. In distributing its products, the Company relies primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company.

         Potential Conflicts of Interests. Certain officers and directors of the Company also are officers and directors of HNS. The Company is likely to engage in ongoing transactions with HNS, and conflicts of interest could arise between the Company and HNS. No formal procedures have been adopted for dealing with these conflicts of interest, although the Company intends that material transactions between the Company and HNS will be structured to be on terms no less favorable to the Company than terms which would be offered to an unaffiliated third party, and that any such transactions will be subject to approval by members of the Company's Board of Directors who are not officers or directors of HNS. There can be no assurance, however, that these conflicts of interest will not have an adverse effect on the Company.

         Dependence on Data Centers. The Company's network service operations are dependent upon its ability to protect its computer equipment and the information stored in its data centers against damage that may be caused by fire, power loss, telecommunication failures, unauthorized intrusion, computer viruses and disabling devices and other similar events. The Company is party to a disaster recovery agreement that provides an alternative off-site computer system for use in such disastrous events, and the Company has taken precautions to protect itself and its customers from events that could interrupt delivery of the Company's network services. These precautions include off-location storage of computer software backup data, fire protection and physical security systems, and an early warning detection and fire extinguishing system. Notwithstanding such precautions, there can be no assurance that a fire or other natural disaster, including national, regional or local telecommunications outages, would not result in a prolonged outage of the Company's network services. Although the Company maintains business interruption insurance and has contractual access to an alternative off-site computer system, in the event of a disaster, and depending on the nature of the disaster, it may take from several hours to several days before the Company's off-site computer system can become operational for all of the Company's customers and use of the alternative off-site computer would result in substantial additional cost to the Company. In the event that an outage of the Company's network extends for more than several hours, the Company will experience a reduction in revenues by reason of such outage. In the event that such outage extends for one or more days, the Company could potentially lose many of its customers which may have a material adverse effect on the Company.

         Government Regulatory and Industrial Policy Risks. The Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the legislative and regulatory environment relating to online services, EDI or the Internet access industry, including regulatory or legislative changes which directly or indirectly affect telecommunication costs or increase the likelihood of competition from regional telephone companies or others, could have an adverse effect on the Company's business. Congress has enacted, and President Clinton signed, the Telecommunications Act of 1996 ("Act") to amend the federal telecommunications laws to lift restrictions on regional telephone companies and others competing with the Company and to impose certain restrictions regarding obscene and indecent content communicated to minors over the Internet or through interactive computer services. The Act immediately lifts restrictions on regional telephone companies providing transport between defined geographic boundaries associated with the provision of its own information services. This will enable regional telephone companies to more readily compete with the Company by packaging information service offerings with other services. Additionally, the Act imposes fines and other criminal liability on any entity that knowingly uses a telecommunications device or interactive computer service to send obscene or indecent material to minors or permits any telecommunications facility under such entity's control to be used for such a purpose. The Act provides a defense for persons providing access or a connection so long as the access or connection provider is not involved in the creation of content. Litigation has been filed in federal court
challenging the constitutionality of those provisions of the Act.   A temporary
restraining order has been issued by a federal court enjoining the U.S. Attorney General from enforcing the Act's "indecency" prohibition. This case is currently on appeal. The ability of state regulators and/or the FCC to impose regulations on the Internet is unclear. At present the Internet is treated by the FCC as an unregulated enhanced service. The FCC is currently considering a petition seeking to regulate voice communications over the Internet. In addition there are a number of bills currently being considered at the federal and state levels involving encryption and digital signatures that may impact the Company. The Company cannot predict the impact, if any, that the Act and future court opinions, legislation, regulations or regulatory changes may have on its business. Management believes that the Company is in compliance with all material applicable regulations.

         Ability to Manage Growth. The Company has experienced significant revenue growth in the last five years as it has added subscribers to the Harbinger network. Maintaining profitability during a period of expansion will depend, among other things, on the Company's ability to successfully expand its products, services and markets and to manage its operations effectively. Difficulties in managing continued growth, including difficulties in obtaining and retaining talented management and product development personnel, could have a material adverse effect on the Company.

         Anti-Takeover Provisions. The Board of Directors has authority to issue up to 20,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue additional shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company's Amended and Restated Articles of Incorporation and Bylaws contain provisions that may discourage proposals or bids to acquire the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors with three-year, staggered terms for its members. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Shares by the Selling Shareholders at July 31, 1996.

                                             Harbinger
                                        Shares Beneficially          Number of              Shares Beneficially
                                    Owned Prior to Offering(2)         Shares             Owned After Offering(2)
        Name of Selling            ---------------------------         ------             -------------------------
        Shareholders(1)                Number         Percent         Offered             Number            Percent
        ---------------                ------         -------         -------             ------            -------
 INOVIS:
 ------
 Dr. Jacob Karszt+                      53,277           *             44,687               8,590              *
 Eugen Volbers                          19,819           *             16,478               3,341              *
 Helmut Grimm+                          20,719           *             17,378               3,341              *
 Hans Arthur Rauh+                      14,799           *             12,413               2,386              *
 Jorg Blum+                             12,431           *             10,427               2,004              *
 Ulrich Rehn+                            5,919           *              4,965                 954              *
 Prof. Dr. Wolffried Stucky              5,444           *              4,203               1,241              *
 Jurgen Matthias Diet                    3,888           *              3,002                 886              *
 Dr. Niklai Preiss                       3,888           *              3,002                 886              *
                                       -------                        -------              ------
         INOVIS Total                  140,184         1.30%          116,555              23,629              *

 NTEX :
 ----
 F.J. Nederlof B.V. +                   35,133           *             35,133                 --               *
 Ir A.G. Nederlof B.V. +                35,133           *             35,133                 --               *
 H.W. I. Bol+                            2,972           *              2,972                 --               *
                                       -------                        -------
         NTEX Total                     73,238           *             73,238                 --               *


 A. J. van Diepen                          666           *                666                 --               *
 Henk P.M. Kivits                        2,666           *              2,666                 --               *
 SSA                                   550,000         5.11%          550,000                 --               *
                                       -------                        -------             -------

 TOTAL SELLING SHAREHOLDERS            766,754         7.12%          743,125              23,629              *
- -----------------

(1) Certain of the Selling Shareholders, indicated with a "+", have recently become employees of the Company. Mr. Kivits is a director of the Company, and Roger E. Covey, a director of the Company, is an officer and director of SSA. Otherwise, the Selling Shareholders have no material relationship with the Company.
(2) Based on 10,772,125 shares of Common Stock outstanding as of July 31, 1996. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from July 31, 1996. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. An asterisk (*) indicates less than 1% of the issued and outstanding shares of the Common Stock.

                                 LEGAL MATTERS

         The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

         The financial statements and schedule of the Company as of December 31, 1995, and for the year then ended, have been incorporated by reference herein and in the registration statement from the Company's Annual Report on Form 10-K in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

         The financial statements and schedule of the Company as of December 31, 1994 and for each of the two years in the period then ended, which have been incorporated by reference herein and in the registration statement from the Company's Annual Report on Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and in the registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements for NTEX for December 31, 1995, incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K/A Amendment No. 1 dated April 4, 1996, and filed June 17, 1996, have been audited by Moret Ernst & Young Accountants, independent public accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

         The financial statements of INOVIS as of December 31, 1995, and for the year then ended have been incorporated by reference herein and in the registration statement from the Company's Current Report of Form 8-K/A Amendment No. 1 dated April 19, 1996, and filed July 1, 1996, in reliance upon the report of KPMG Deutsche Truehand-Gesellschaft, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Harbinger N.V. and subsidiaries as of December 31, 1995, 1994, and 1993, and for the two years ended December 31, 1995, and 1994, and the one month ended December 31, 1993, have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K/A Amendment No. 1 dated April 20, 1996, and filed July 2, 1996, in reliance upon the report of KPMG Accountants N.V., independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's Amended and Restated Articles of Incorporation authorizes the Company to indemnify any present or former director, officer, employee, or agent of the Company, or a person serving in a similar post in another organization at the request of the Company, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Georgia Business Corporation Code, public policy or other applicable law. The Georgia Business Corporation Code authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

==========================================        =============================

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH
THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN
THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE RELIED
UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY,          743,125 SHARES
ANY SELLING SHAREHOLDER OR ANY UNDERWRITER.  THIS
PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL
OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE           [HARBINGER LOGO]
SECURITIES OFFERED HEREBY TO ANY PERSON OR BY
ANYONE IN ANY JURISDICTION TO WHICH IT IS UNLAWFUL          COMMON STOCK
TO MAKE SUCH OFFER OR SOLICITATION.  NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THE INFORMATION HEREIN IS
CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE
HEREOF.


            -------------------


               TABLE OF CONTENTS

                                          Page
Available Information   . . . . . . . .    2
Incorporation of Certain Information
  by Reference  . . . . . . . . . . . .    2
The Company   . . . . . . . . . . . . .    3
Risk Factors  . . . . . . . . . . . . .    3
Selling Shareholders  . . . . . . . . .    9              ----------------
Legal Matters.  . . . . . . . . . . . .    9                 PROSPECTUS
Experts.  . . . . . . . . . . . . . . .    10             ----------------
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities   . . . . . . . . . . . .    10


           ------------------


UNTIL ________________, 1996, ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK
OFFERED HEREBY, WHETHER OR NOT PARTICIPATING
IN THE DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS.  THIS IS IN ADDITION                August ___, 1996
TO THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

==========================================        =============================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of Shares will be borne by the Company. Such expenses are estimated to be as follows:

              Securities and Exchange Commission registration fee . . . . . . . . . . . . . .       $   6,598.44
              Accountants' fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . .          15,000.00
              Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10,000.00
              Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,000.00
                                                                                                    ------------
              Total Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  36,598.44

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care of other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

         The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

         Notwithstanding any provisions of the Company's Restated Articles and Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

         The officers and directors of the Company are entitled to indemnification by the Selling Shareholders against any cause of action, loss, claim, damage or liability to the extent it arises out of or is based upon the failure of the Selling Shareholder (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Shareholder or such underwriter.

ITEM 16.   LIST OF EXHIBITS.

    The following exhibits are filed as part of, or are incorporated by reference into, this report on Form S-3:

 Exhibit No.      Description
 -----------      -----------
      4.1         Provisions of  the Amended and Restated Articles of  Incorporation and Amended and Restated
                  Bylaws of the Company defining  rights of the holders of the Common  Stock (Incorporated by reference to Exhibits  3.1, 3.2, 3.3  and 3.4  to the Company's  Registration Statement  on
                  Form S-1)

      5.1         Opinion of  Morris, Manning &  Martin, L.L.P. as  to the legality  of the securities  being registered

     10.1*        Amended  and Restated  Operating Agreement of  Harbinger NET  Services, LLC dated  June 20,
                  1995 ("HNS")

     10.2*        Note and Security Agreement made by the Company to HNS for $6,000,000, dated June 20, 1995

     10.3*        HNS Subordinated Convertible Debenture for $3,000,000 due June 20, 2000

     10.4*        Amended and  Restated Software  License Agreement between  the Company and  HNS made  as of
                  June 20, 1995 and effective as of May 31, 1995

     10.5*        Amended and Restated  System Operation  Agreement between the  Company and HNS  made as  of
                  June 20, 1995 and effective as of May 31, 1995

     10.6*        Amended and Restated Development  Agreement between the Company and HNS made as of June 20,
                  1995 and effective as of May 31, 1995

     10.7*        Subscription Documents of the Company for the acquisition of 1,428,571 shares of  HNS dated
                  June 20, 1995

     10.8*        Subscription Documents of the Company for 4,285,714 shares of HNS dated June 20, 1995

     10.9*        Agreement by and among the Company, HNS, and BellSouth Corporation dated June 20, 1995

     10.10*       Management Agreement between the Company and HNS dated as of May 31, 1995

     10.11*       Westinghouse Communications Order Form between  the Company and Westinghouse Communications dated May 12, 1995

     10.12*       Promissory Note  for $3,000,000  payable by  the Company  to NationsBank  of Georgia,  N.A.
                  ("NationsBank") dated May 2, 1995

     10.13*       Loan Agreement  between the Company and NationsBank dated as  of August 15, 1994 with First
                  Amendment dated as of May 2, 1995


 10.14*           Employment Agreement  between the Company and Mr. James M. Travers effective as of
                  February 1, 1995 with letter from the Company to Mr. Travers dated December 27, 1994

 10.15*           Employment Agreement between the Company and Mr. James C. Davis effective as of January
                  18, 1995

 10.16*           Assignment of Invention and  Patents Thereon (Patent No. 5,367,664) by Texas Instruments,
                  Incorporated ("TI") to the Company dated January 12, 1995 as recorded with United States
                  Patent and Trademark Office on March 13, 1995

 10.17*           U.S. Patent No. 5,367,664 issued November 22, 1994

 10.18*           Assignment of Invention and Patents Thereon (Application No. 07/502,955) by TI to the
                  Company dated January 12, 1995 as recorded with United States Patent and Trademark Office on March 13, 1995

 10.19*           Asset Purchase Agreement between the Company and TI dated as of December 31, 1994**

 10.20*+          Business Financial Management System License Agreement between the Company and Private
                  Business, Inc. dated December 28, 1994

 10.21*           Employment Agreement between the Company and Mr. David A. Meeker effective as of December
                  21, 1994

 10.22*           Exclusive Licensing Agreement between the Company and Tools & Techniques, Inc. ("T&T")
                  dated as of October 31, 1994

 10.23*           Right-To-Purchase  Agreement between the Company and the Principal Shareholders of T&T dated as of October 31, 1994

 10.24*           401(k) Profit Sharing Plan amended and restated effective as of September 1, 1994;
                  original effective date October 1, 1991

 10.25*           Employment Agreement between the Company and Mr. C. Tycho Howle effective as of March  7,
                  1994

 10.26*           Employment Agreement between the Company and Mr. Joel G. Katz effective as of March 7,
                  1994

 10.27*           Employment Agreement between the Company and Mr. David T. Leach effective as of March 7,
                  1994

 10.28*           Employment Agreement between the Company and Mr. George S. Hart effective as of March 7,
                  1994

 10.29*+          License and Service Agreement between the Company and Bank of America National Trust and
                  Savings Association dated as of February 18, 1994

 10.30*           Harbinger NV. ("HNV") Shareholders Agreement between the Company, AXA Equity & Law Life
                  Assurance Society, Ltd. ("Equity &  Law") and Vulcan  Ventures, Inc. ("Vulcan") dated
                  November 5, 1993 with Addendum made as of May 11,1994

 10.31*           Management Agreement between the Company and Harbinger NV dated as of November 5, 1993

 10.32*           Agreement between the Company and EDI Solutions, Inc. effective as of September 1, 1993

 10.33*           Amended and Restated 1993 Stock Option Plan for Nonemployee Directors effective as of
                  August 11, 1993

 10.34*           Co-Marketing Agreement between the Company and Sprint Communications Company Limited
                  Partnership of Delaware made as of August 9, 1993

 10.35*           Series C Preferred Stock Agreement between the Company and Equity & Law dated March 4,
                  1993

 10.36*           Series C Preferred Stock Agreement between the Company and Vulcan dated March 4, 1993

 10.37*           Form of Series B Preferred Stock Agreement by and among the Company and holders of the
                  Series B Preferred Stock of the Company made as of November 30, 1992

 10.38*           Lease between the Company and Lenox Park Development No. 1 L.P. for office located at 1055
                  Lenox Park Boulevard, Atlanta, Georgia dated July 16, 1992 with First Amendment dated July
                  22, 1993 and Second Amendment dated December 27, 1993

 10.39*           Amended and Restated 1989 Stock Option Plan effective as of April 15, 1992

 10.40*+          Harbinger Business Financial Management System License Agreement between the Company as assignee of Harbinger Computer Services, Inc. and Barnett Banks, Inc. dated November 18,
                  1991 with amendment dated May 21, 1992

 10.41*           Software License and Distribution Agreement between the Company and Sprint International
                  Communications Corporation ("Sprint") effective July 27, 1990 with First Amendment effective as of May 24, 1993

 10.42*           Reseller Agreement (now known as Service Management Agreement) between the Company and
                  Sprint effective July 27, 1990 with First Amendment effective as of May 1, 1991, Second
                  Amendment effective as of May 1, 1992, and Third Amendment dated July 1, 1994

 10.43*           Form of Indemnification Agreement between the Company and Directors

 10.44**          Letter Agreement between the Company and Harbinger NET Services, L.L.C.

 10.45**          Subscription Agreement between the Company and Harbinger NV effective December 29, 1995

 10.46**          Subscription Agreement and Investor Suitability  Representations (Regulation S) between the
                  Company and Henk P.M. Kivits effective August 22, 1995

 10.47**          Harbinger NV Amended and Restated Shareholders Agreement between the Company, AXA Equity &
                  Law Life Assurance Society, Ltd. and Vulcan Ventures dated December 29, 1995

 10.48**          Harbinger Corporation 1996 Stock Option Plan

 10.49**          Amended and Restated Harbinger Corporation Employee Stock Purchase Plan

 10.50**          First Amendment to Harbinger Corporation Amended and Restated 1989 Stock Option Plan


      10.51**     First Amendment to Alliance Agreement between System Software Associates, Inc. and
                  Harbinger Corporation

      10.52**     Supplemental Agreement by and among Harbinger N.V., Harbinger Corporation, Vulcan
                  Ventures, Inc. and AXA Equity & Law Assurance Society, Ltd. effective December 29, 1995

      10.53       Second Amendment to Alliance Agreement between the Company and System Software Associates,
                  Inc. dated August 26, 1996

      10.54       Escrow Agreement by and among the Company, System Software Associates, Inc. and Finley,
                  Colmar and Company dated August 26, 1996

       23.1       Consent of KPMG Peat Marwick LLP

       23.2       Consent of Arthur Andersen LLP

       23.3       Consent of Moret Ernst & Young Accountants

       23.4       Consent of KPMG Deutsche Truehand-Gesellschaft

       23.5       Consent of KPMG Accountants N.V.

       23.6       Consent of Morris, Manning & Martin, L.L.P. (included in Exhibit 5)

       24.1       Power of Attorney (included at Page II-4 of this Registration Statement)

____________
* Incorporated by reference to Exhibits filed in response to Item 16(a), "Exhibits" of the Company's Registration Statement on Form S-1 (File No. 33-93804) declared effective on August 22, 1995.
** Incorporated by reference to Exhibits filed in response to Item 14(c) of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
+ The Company has received confidential treatment with respect to portions of these Exhibits.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                 (i) To include in any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 26th day of August, 1996.

                                             HARBINGER CORPORATION


                                             By: /s/ C. Tycho Howle
                                                 -------------------------------
                                                 C. Tycho Howle
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Tycho Howle and/or Joel G. Katz, jointly and severally, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement relating to the registration of shares of common stock on Form S-3 and to sign any and all amendments (including post effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, could lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ C. Tycho Howle                         Chairman of the Board of Directors                 August 27, 1996
- ----------------------------------         and Chief Executive Officer
C. Tycho Howle                             (Principal Executive Officer)


/s/ David T. Leach                         President, Chief Operating Officer                 August 27, 1996
- ----------------------------------         and Director
David T. Leach

/s/ Joel G. Katz                           Vice President - Finance and Secretary             August 27, 1996
- ----------------------------------         (Principal Financial Officer and Principal
Joel G. Katz                               Accounting Officer)


/s/ William D. Savoy                       Director                                           August 27, 1996
- ----------------------------------
William D. Savoy

/s/ William B. King                        Director                                           August 27, 1996
- ----------------------------------
William B. King

/s/ Stuart L. Bell                         Director                                           August 27, 1996
- ----------------------------------
Stuart L. Bell

/s/ Roger E. Covey                         Director                                           August 27, 1996
- ----------------------------------
Roger E. Covey

/s/ Henk P.M. Kivits                       Director                                           August 27, 1996
- ----------------------------------
Henk P.M. Kivits

                                 EXHIBIT INDEX

         The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

  Exhibit No.       Description                                                         Sequential Page Number
  -----------       -----------                                                         ----------------------
     4.1            Provisions of the Amended and Restated Articles of
                    Incorporation and Amended and Restated Bylaws of the Company
                    defining rights of the holders of the Common Stock
                    (Incorporated by reference to Exhibits 3.1, 3.2, 3.3 and 3.4 to
                    the Company's Registration Statement on Form S-1)                           N/A

     5.1            Opinion of Morris, Manning  & Martin, L.L.P. as to the legality of the securities being registered

    10.1*           Amended and Restated Operating Agreement of Harbinger NET
                    Services, LLC dated June 20, 1995 ("HNS")                                   N/A

    10.2*           Note and Security Agreement made by the Company to HNS for
                    $6,000,000, dated June 20, 1995                                             N/A

    10.3*           HNS Subordinated Convertible Debenture for $3,000,000 due June
                    20, 2000                                                                    N/A

    10.4*           Amended and Restated Software License Agreement between the
                    Company and HNS made as of June 20, 1995 and effective as of
                    May 31, 1995                                                                N/A

    10.5*           Amended and Restated System Operation Agreement between the
                    Company and HNS made as of June 20, 1995 and effective as of
                    May 31, 1995                                                                N/A

    10.6*           Amended and Restated Development Agreement between the Company and HNS made as of June 20, 1995 and effective as of May 31,
                    1995                                                                        N/A

    10.7*           Subscription Documents of the Company for the acquisition  of
                    1,428,571 shares of HNS dated June 20, 1995                                 N/A

    10.8*           Subscription Documents of the Company for 4,285,714 shares of
                    HNS dated June 20, 1995                                                     N/A

    10.9*           Agreement by and among the Company, HNS, and BellSouth
                    Corporation dated June 20, 1995                                             N/A

    10.10*          Management Agreement between the Company and HNS dated as of
                    May 31, 1995                                                                N/A

    10.11*          Westinghouse Communications Order Form between the Company and
                    Westinghouse Communications dated May 12, 1995                              N/A

            10.12*          Promissory Note for $3,000,000 payable by the Company to
                            NationsBank of Georgia, N.A. ("NationsBank") dated May  2,
                            1995                                                                        N/A

            10.13*          Loan Agreement between the Company and NationsBank dated as of
                            August 15, 1994 with First Amendment dated as of May 2, 1995                N/A

            10.14*          Employment Agreement between the Company and Mr. James M.
                            Travers effective as of February 1, 1995 with letter from the
                            Company to Mr. Travers dated December 27, 1994                              N/A

            10.15*          Employment Agreement between the Company and Mr. James C. Davis
                            effective as of January 18, 1995                                            N/A

            10.16*          Assignment of Invention and Patents Thereon (Patent No.
                            5,367,664) by Texas Instruments, Incorporated ("TI") to the
                            Company dated January 12, 1995 as recorded with United States
                            Patent and Trademark Office on March 13, 1995                               N/A

            10.17*          U.S. Patent No. 5,367,664 issued November 22, 1994
                                                                                                        N/A
            10.18*          Assignment of Invention and Patents Thereon (Application No.
                            07/502,955) by TI to the Company dated January 12, 1995 as recorded with United States Patent and Trademark Office on
                            March 13, 1995                                                              N/A

            10.19*          Asset Purchase Agreement between the Company and TI dated as of
                            December 31, 1994                                                           N/A

            10.20*+         Business Financial Management System License Agreement between
                            the Company and Private Business, Inc. dated December 28, 1994              N/A

            10.21*          Employment Agreement between the Company and Mr. David A.
                            Meeker effective as of December 21, 1994                                    N/A

            10.22*          Exclusive Licensing Agreement between the Company and Tools &
                            Techniques, Inc. ("T&T") dated as of October 31, 1994                       N/A

            10.23*          Right-To-Purchase Agreement between the Company and the
                            Principal Shareholders of T&T dated as of October 31, 1994                  N/A

            10.24*          401(k) Profit Sharing Plan amended and restated effective as of
                            September 1, 1994; original effective date October 1, 1991                  N/A

            10.25*          Employment Agreement between the Company and Mr. C. Tycho Howle
                            effective as of March 7, 1994                                               N/A

            10.26*          Employment Agreement between the Company and Mr. Joel G. Katz
                            effective as of March 7, 1994                                               N/A

            10.27*          Employment Agreement between the Company and Mr. David T. Leach
                            effective as of March 7, 1994                                               N/A



            10.28*          Employment Agreement between the Company and Mr. George S. Hart
                            effective as of March 7, 1994                                               N/A

            10.29*+         License and Service Agreement between the Company and Bank of
                            America National Trust and Savings Association dated as of
                            February 18, 1994                                                           N/A

            10.30*          Harbinger NV. ("HNV") Shareholders Agreement between the
                            Company, AXA Equity & Law Life Assurance Society, Ltd.
                            ("Equity & Law") and Vulcan Ventures, Inc. ("Vulcan") dated
                            November 5, 1993 with Addendum made as of May 11, 1994                      N/A

            10.31*          Management Agreement between the Company and Harbinger NV dated
                            as of November 5, 1993                                                      N/A

            10.32*          Agreement between the Company and EDI Solutions, Inc. effective
                            as of September 1, 1993                                                     N/A

            10.33*          Amended and Restated 1993 Stock Option Plan for Nonemployee
                            Directors effective as of August 11, 1993                                   N/A

            10.34*          Co-Marketing Agreement between the Company and Sprint
                            Communications Company Limited Partnership of Delaware made as
                            of August 9, 1993                                                           N/A

            10.35*          Series C Preferred Stock Agreement between the Company and
                            Equity & Law dated March 4, 1993                                            N/A

            10.36*          Series C Preferred Stock Agreement between the Company and
                            Vulcan dated March 4, 1993                                                  N/A

            10.37*          Form of Series B Preferred Stock Agreement by and among the
                            Company and holders of the Series B Preferred Stock of the
                            Company made as of November 30, 1992                                        N/A

            10.38*          Lease between the Company and Lenox Park Development No. 1 L.P.
                            for office located at 1055 Lenox Park Boulevard, Atlanta,
                            Georgia dated July 16, 1992 with First Amendment dated July 22,
                            1993 and Second Amendment dated December 27, 1993                           N/A

            10.39*          Amended and Restated 1989 Stock Option Plan effective as of
                            April 15, 1992                                                              N/A

            10.40*+         Harbinger Business Financial Management System License
                            Agreement between the Company as assignee of Harbinger Computer
                            Services, Inc. and Barnett Banks, Inc. dated November 18, 1991
                            with amendment dated May 21, 1992                                           N/A

            10.41*          Software License and Distribution Agreement between the Company and Sprint International Communications Corporation
                            ("Sprint") effective July 27, 1990 with First Amendment
                            effective as of May 24, 1993                                                N/A


            10.42*          Reseller Agreement (now known as Service Management Agreement)
                            between the Company and Sprint effective July 27, 1990 with
                            First Amendment effective as of May 1, 1991, Second Amendment effective as of May 1, 1992, and Third Amendment dated July 1,
                            1994                                                                        N/A

            10.43*          Form of Indemnification Agreement between the Company and
                            Directors                                                                   N/A

            10.44**         Letter Agreement between the Company and Harbinger NET
                            Services, L.L.C.                                                            N/A

            10.45**         Subscription Agreement between the Company and Harbinger NV
                            effective December 29, 1995                                                 N/A

            10.46**         Subscription Agreement and Investor Suitability Representations
                            (Regulation S) between the Company and Henk P.M. Kivits
                            effective August 22, 1995                                                   N/A

            10.47**         Harbinger NV Amended and Restated Shareholders Agreement
                            between the Company, AXA Equity & Law Life Assurance Society,
                            Ltd. and Vulcan Ventures dated December 29, 1995                            N/A

            10.48**         Harbinger Corporation 1996 Stock Option Plan                                N/A

            10.49**         Amended and Restated Harbinger Corporation Employee Stock
                            Purchase Plan                                                               N/A

            10.50**         First Amendment to Harbinger Corporation Amended and Restated
                            1989 Stock Option Plan                                                      N/A

            10.51**         First Amendment to Alliance Agreement between System Software
                            Associates, Inc. and Harbinger Corporation                                  N/A

            10.52**         Supplemental Agreement by and among Harbinger N.V., Harbinger
                            Corporation, Vulcan Ventures, Inc. and  AXA Equity & Law
                            Assurance Society, Ltd. effective December 29, 1995                         N/A

            10.53           Second Amendment to Alliance Agreement between the Company and
                            System Software Associates, Inc. dated August 26, 1996

            10.54           Escrow  Agreement by and among the Company, System Software
                            Associates, Inc. and Finley, Colmar and Company dated August
                            26, 1996

             23.1           Consent of KPMG Peat Marwick LLP

             23.2           Consent of Arthur Andersen LLP

             23.3           Consent of Moret Ernst & Young Accountants


      23.4       Consent of KPMG Deutsche Truehand-Gesellschaft

      23.5       Consent of KPMG Accountants N.V.

      23.6       Consent of Morris, Manning & Martin, L.L.P. (included in
                 Exhibit 5)                                                                  N/A

      24.1       Power of Attorney (included at Page II-4 of this Registration
                 Statement)                                                                  N/A

____________
* Incorporated by reference to Exhibits filed in response to Item 16(a), "Exhibits" of the Company's Registration Statement on Form S-1 (File No. 33-93804) declared effective on August 22, 1995.
** Incorporated by reference to Exhibits filed in response to Item 14(c) of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
+ The Company has received confidential treatment with respect to portions of these Exhibits.